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Exhibit 23.3

Independent Auditors' Consent

        We consent to the incorporation by reference in this Registration Statement of Abbott Laboratories for the Abbott Laboratories Stock Retirement Program on Form S-8 of our reports dated January 15, 2003, relating to the consolidated financial statements and the related financial statement schedule of TAP Pharmaceutical Products Inc. and subsidiaries as of and for the year ended December 31, 2002 appearing in the Annual Report on Form 10-K of Abbott Laboratories and subsidiaries for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Chicago, Illinois
September 29, 2003

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  Exhibit 23.3